UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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    Jacksonville Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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March 29, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Jacksonville Bancorp, Inc., which will be held on Tuesday, April 23, 2013, beginning at 11:00 a.m., Eastern Time. The meeting will be held at The River Club, 1 Independent Drive, Suite 3400, Jacksonville, Florida 32202. The purpose of the meeting is to consider and vote upon the proposals explained in the notice and the Proxy Statement.

A formal notice describing the business to come before the meeting, a Proxy Statement and a proxy card are enclosed. We have also enclosed for your review the Annual Report on Form 10-K for Jacksonville Bancorp, Inc. for the year ended December 31, 2012, which contains detailed information concerning our 2012 financial performance and activities.

Your vote is very important to us and we want your shares to be represented at the meeting. Whether or not you plan to attend the Annual Meeting in person, please vote your shares immediately by telephone, by Internet or by mail. If you vote by mail, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope as promptly as possible. If you later decide to attend the Annual Meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the Annual Meeting, you may do so and your proxy will have no further effect.

Thank you for taking the time to vote.

Sincerely,

Gary L. Winfield, M.D.

Chairman of the Board

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000

Jacksonville, Florida 32202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Common Stock:

Notice is hereby given that the Annual Meeting of Shareholders of Jacksonville Bancorp, Inc. (the “Company”) will be held on Tuesday, April 23, 2013, at 11:00 a.m., Eastern Time, at The River Club, 1 Independent Drive, Suite 3400, Jacksonville, Florida 32202 to consider and act upon the following matters:

1.	To elect three of the Company’s directors for a three-year term;

2.	To amend the Amended and Restated Articles of Incorporation, as amended, to declassify the Company’s Board of Directors and provide for the annual election of directors;

3.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent auditors for 2013;

4.	To approve, on a non-binding advisory basis, the Company’s executive compensation (“Say-on-Pay”);

5.	To approve, on a non-binding advisory basis, the frequency of the Say-on-Pay vote; and

6.	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record of the Company’s common stock at the close of business on February 28, 2013 are entitled to receive notice of, and to vote on, the business that may come before the Annual Meeting.

To avoid the unnecessary expense of further solicitation, we urge you to immediately indicate your voting instructions by telephone, by Internet or by mail. If you vote by mail, please sign, date and return the enclosed proxy card as promptly as possible in the accompanying postage-paid envelope to ensure your representation at the Annual Meeting. You may revoke the proxy at any time before it is exercised by following the instructions set forth under “Voting of Proxies” on the first page of the accompanying Proxy Statement. Please note that if you choose to vote in person at the Annual Meeting and you hold your shares through a securities broker in street name, you must obtain a proxy from your broker and bring that proxy to the meeting. If you wish to attend the Annual Meeting and need directions, please call us at 904-421-3040.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen C. Green

President & Chief Executive Officer

March 29, 2013

PLEASE VOTE AS SOON AS POSSIBLE.

YOUR VOTE IS VERY IMPORTANT TO US NO MATTER HOW MANY SHARES YOU OWN.

************************************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2013

The Proxy Statement and Annual Report on Form 10-K are available at

www.proxyvote.com or on the Company’s website at www.jaxbank.com.

Jacksonville Bancorp, Inc.

100 North Laura Street, Suite 1000

Jacksonville, Florida 32202

PROXY STATEMENT

Annual Meeting of Shareholders

This Proxy Statement and the accompanying notice and proxy card are being furnished to you as a holder of Jacksonville Bancorp, Inc. common stock, $.01 par value per share, in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for the 2013 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 23, 2013, beginning at 11:00 a.m., Eastern Time, at The River Club, 1 Independent Drive, Suite 3400, Jacksonville, Florida 32202. This Proxy Statement and the accompanying notice and proxy card are first being mailed to holders of the Company’s common stock on or about April 2, 2013.

Unless the context requires otherwise, references in this statement to “we,” “us” or “our” refer to Jacksonville Bancorp, Inc., its wholly owned subsidiary, The Jacksonville Bank, and the Bank’s wholly owned subsidiary, Fountain Financial, Inc., on a consolidated basis. References to the “Company” denote Jacksonville Bancorp, Inc. The Jacksonville Bank is referred to as the “Bank.”

VOTING OF PROXIES

Shares represented by proxies properly signed and returned, unless subsequently revoked, will be voted at the Annual Meeting in accordance with the instructions marked on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares represented by the proxy will be voted FOR approval of the proposals stated in this Proxy Statement and in the discretion of the holders of the proxies on other matters that may properly come before the Annual Meeting.

If you have executed and delivered a proxy, you may revoke such proxy at any time before it is voted by attending the Annual Meeting and voting in person, or by giving written notice of revocation of the proxy or by submitting a signed proxy bearing a later date. Any notice of revocation or later dated proxy should be sent to Broadridge Financial Solutions, Inc. (“Broadridge”), who is assisting the Company in the tabulation of proxies, at 51 Mercedes Way, Edgewood, New York 11717, Attention: Vote Processing Department. In order for the notice of revocation or later proxy to revoke the prior proxy, Broadridge must receive such notice or later proxy before the vote of shareholders at the Annual Meeting. Unless you vote at the meeting or take other action, your attendance at the Annual Meeting will not revoke your proxy. If your shares are held in street name (for example, held in the name of a bank, broker or other holder of record), you must obtain a proxy, executed in your favor, from your bank, broker or other holder of record to be able to vote at the Annual Meeting.

VOTING REQUIREMENTS AND PROCEDURES

The Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), provide that a majority of the shares of common stock entitled to be cast and held by holders of the outstanding shares of common stock entitled to vote constitutes a quorum at a meeting of shareholders. Our Bylaws require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. Each of Proposal 2 (Amendment to Articles), Proposal 3 (Ratification of Independent Auditors) and Proposal 4 (Say-on-Pay) will be approved if votes cast for the proposal exceed the votes cast against the proposal. Proposal 5 (Frequency of Say-on-Pay Vote) requires a plurality of the votes cast for the three frequency options presented at the Annual Meeting. In other words, the frequency option that receives the most affirmative votes of all the votes cast on Proposal 5 in person or by proxy at the meeting is the one that will be deemed approved by the shareholders. Abstentions and broker non-votes will be considered present for purposes of constituting a quorum but will have no effect under Florida law with respect to the votes on the proposals.

If you hold your shares in street name and you do not provide your broker with timely voting instructions, New York Stock Exchange (NYSE) rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is the ratification of our independent auditors (Proposal 3). Brokerage firms may not vote without instructions from you on the other proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur.

If you hold your shares in street name and have questions or concerns about your proxy card, you are strongly encouraged to contact your bank, broker or other holder of record through which you hold the Company’s shares.

VOTING SECURITIES

The Board has fixed the close of business on February 28, 2013 as the record date for determining the holders of its common stock entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on February 28, 2013, there were issued and outstanding 53,530,880 shares of the Company’s common stock entitled to vote at the Annual Meeting held by approximately 507 registered holders. You are entitled to one vote upon each matter properly submitted at the Annual Meeting for each share of common stock held on the record date. Shareholders may not cumulate their votes in the election of directors.

PURPOSE OF MEETING

The Company anticipates that its shareholders will act upon the following business at the meeting:

•	Proposal 1: Election of Directors

•	Proposal 2: Amendment to Amended and Restated Articles of Incorporation (as amended, the “Articles”) to Declassify the Board

•	Proposal 3: Ratification of Crowe Horwath LLP as the Company’s Independent Auditors for 2013

•	Proposal 4: Approval of Executive Compensation (Say-on-Pay)

•	Proposal 5: Frequency of the Say-on-Pay Vote

PROPOSAL 1: ELECTION OF DIRECTORS

The directors nominated for election at the Annual Meeting are John W. Rose, Price W. Schwenck and Gary L. Winfield, M.D. in Class 1. Each nominee is an incumbent director who was recommended by the Nominating and Corporate Governance Committee and nominated by the Board. If elected, the nominees will constitute three of the eight directors currently serving on the Company’s Board, and will serve until our 2016 Annual Meeting of Shareholders. Although there are currently directorship vacancies on the Board, proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

The Bylaws require that each director be elected by a majority of the votes cast with respect to such director unless the election is contested. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to promptly submit an irrevocable letter of resignation to the Board. Within 90 days of the certification of the election results, the Board must accept the resignation.

The Board is comprised of individuals with a variety of complementary skills derived from their diverse backgrounds and experiences. All of the Company’s directors share an ability to make independent analytical inquiries, and the overall composition of the Board demonstrates a balance of diversity, including with respect to perspectives, backgrounds, professional experiences, differences in viewpoint, education, skills, age, race and national origin. The following provides certain information with respect to each of the Company’s directors, including the nominees for director in Class 1. Except as otherwise indicated, each person has been or was engaged in his present or last principal occupation, in the same or a similar position, for more than five years.

CLASS 1 DIRECTORS—TERM EXPIRES AT THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Name	Age	Positions Held and Principal Occupations During the Past Five Years
John W. Rose	63

Director of the Company and the Bank since 1999. A financial services executive, advisor and investor for over 30 years. Mr. Rose is a Principal of CapGen Financial LLC, a New York City-based private equity fund established in 2007, which specializes in bank and thrift investments. Prior to that, from 1991 to 2007, he was President of McAllen Capital Partners, a financial advisory firm. Mr. Rose currently serves as a director of the following entities: FNB Corp., a bank holding company in Hermitage, Pennsylvania (since 2003); White River Capital Corp, an automobile lender in Rancho Santa Fe, California (since 2005); and PacWest Bancorp, a bank holding company in Los Angeles, California (since 2009). Mr. Rose earned his undergraduate degree from Case Western Reserve University and his M.B.A. from Columbia University.

As a result of these professional and other experiences, Mr. Rose possesses particular attributes—including a high level of integrity and personal character; accounting and financial acumen; financial services industry experience; extensive bank holding company board and committee experience (specifically audit, compensation and governance); and experience with mergers and acquisitions—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Price W. Schwenck	70

Director of the Company and the Bank since 1999 and Chairman of the board of directors for the Bank since 1999. Formerly served as Chief Executive Officer of the Company from May 2010 until his retirement in June 2012, and as Chief Executive Officer of the Bank from June 2011 until he retired in June 2012. From May 2000 to February 2003, Mr. Schwenck was President and Chief Executive Officer of P.C.B. Bancorp, Inc., a multi-bank holding company located in Clearwater, Florida. Mr. Schwenck served as Regional President for First Union National Bank in Ft. Lauderdale, Florida from 1988 to 1994, and in Jacksonville, Florida, from 1994 until he retired in 1999. Mr. Schwenck also served as a director of Freedom Bank of America in St. Petersburg, Florida, from March 2005 to October 2012. Mr. Schwenck received his Bachelor’s degree and M.B.A. from the University of South Florida and his M.S. from the University of Miami in 1996 after four years of extended study and application in the field of quality management and leadership.

As a result of these professional and other experiences, Mr. Schwenck possesses particular attributes—including a high level of integrity and personal character; corporate structure and board experience; experience with mergers and acquisitions; private and public sector experience; banking and financial services industry experience; and strategic planning and management experience—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Name	Age	Positions Held and Principal Occupations During the Past Five Years
Gary L. Winfield, M.D.	56

Director of the Company and the Bank since 1999, and Chairman of the Board since July 2012. A Chief Medical Officer of LewisGale Regional Health System since 2012, and a Chief Medical Officer of Memorial Hospital since November 2005. From 1991 through 2007, Dr. Winfield had an active family practice in Jacksonville Beach, Florida, operating as Sandcastle Family Practice, P.A. Dr. Winfield also served as Vice President of Medical Affairs for Anthem Health Plans of Florida, a provider of health insurance. Dr. Winfield received his undergraduate degree from the University of Oklahoma and is a graduate of the College of Medicine at the University of Oklahoma.

As a result of these professional and other experiences, Dr. Winfield possesses particular attributes—including a high level of integrity and personal character; business and financial sophistication; business, professional and personal contacts; and an ability to apply sound and independent business judgment—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

CLASS 2 DIRECTORS—TERM EXPIRES AT THE 2014 ANNUAL MEETING OF SHAREHOLDERS

Name	Age	Positions Held and Principal Occupations During the Past Five Years
Stephen C. Green	63	Director of the Company and the Bank since June 2012. Named President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank in June 2012 (on an acting basis pending regulatory approvals which were received in October 2012). Mr. Green has over 37 years of banking experience. From April 2011 through the time he joined the Company, Mr. Green acted as an independent consultant in the banking industry. In November 2010, he joined a management team and private equity investor group filing for a new bank charter, which application was withdrawn in April 2011. From 2007 to November 2010, Mr. Green served as Executive Vice President – Regional Executive of City National Bank in Orlando, Florida. While at City National Bank, he oversaw the bank’s expansion into Central Florida, including the opening of a loan production office and two full-service branches. Prior to that, Mr. Green was President of Federal Trust Bank, Orlando, Florida, where he worked from 1999 to 2006. During his time at Federal Trust Bank, Mr. Green implemented a business plan converting the organization from a wholesale thrift to a community bank, creating a formal credit function and building a commercial lending team. His background comprises management positions, including chief credit officer, senior lending officer, and region president with community and regional banks in Florida for over 20 years. Mr. Green holds an M.B.A. and B.B.A. in Banking and Finance from North Texas State University, and is a graduate of the Herbert Prochnow Graduate School of Banking at the University of Wisconsin.

Name	Age	Positions Held and Principal Occupations During the Past Five Years
Charles F. Spencer	70

Director of the Company and the Bank since 1999. President of INOC, LLC, a real estate management development company in Jacksonville, Florida, since 2001. He is Executive Vice President of the South Atlantic and Gulf Coast District of International Longshoremen’s Association (ILA). Mr. Spencer is a member of the ILA’s AFL-CIO Executive Council where he has served as an International Vice President representing members from Maine to Texas since 2003. He also served as Vice President of the Florida AFL-CIO. Mr. Spencer currently serves on the Board of Trustees of Edward Waters College, the Jacksonville Housing and Community Development Board, and Westside Ministries, Inc.

As a result of these professional and other experiences, Mr. Spencer possesses particular attributes—including a high level of integrity and personal character; background in corporate structure; experience with mergers and acquisitions; private and public sector experience; and experience working with civic and charitable organizations—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

CLASS 3 DIRECTORS—TERM EXPIRES AT THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Name	Age	Positions Held and Principal Occupations During the Past Five Years
Donald F. Glisson, Jr.	53

Director of the Company and the Bank since November 2010. Formerly Chairman of the Board of Oceanside Bank and its holding company, Atlantic BancGroup, Inc., from 1996 through November 2010, when Atlantic BancGroup, Inc. merged with and into the Company. Mr. Glisson is the Chairman and Chief Executive Officer of Triad Financial Services, Inc., a 130+ employee consumer finance company based in Jacksonville, Florida. Triad Financial has been ranked as one of the top fastest growing companies in Florida by the University of Florida and has also been ranked by the Jacksonville Business Journal as one of the fastest growing privately held companies in Northeast Florida. Mr. Glisson is one of three winners of the 2001 Jim Moran Institute’s Entrepreneurial Excellence Award, an award by the Florida State University College of Business to recognize the importance and achievement of Florida’s outstanding entrepreneurs who have been financially successful while also giving back to their community. Mr. Glisson is very active in a host of civic and economic endeavors, including serving on the board of directors of the Florida State University Alumni Association and the Board of Governors of the Florida State University College of Business. He received his Bachelor of Science degree in Finance from Florida State University.

As a result of these professional and other experiences, Mr. Glisson possesses particular attributes—including a high level of integrity and personal character; accounting and financial acumen; banking and financial services industry experience; corporate structure and other public and private sector experience; background in mergers and acquisitions; and experience in manufacturing—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

Name	Age	Positions Held and Principal Occupations During the Past Five Years
James M. Healey	55

Director of the Company and the Bank since 1999. Owner of House & Home Investments, Inc., a real estate management company, and its President since 2005. Partner of Mint Magazine, Inc. since 1992. Before his association with Mint Magazine (formerly PaperMINT) in 1985, Mr. Healey worked with Carnation Food Products, Inc. and International Harvester. Mr. Healey attended Purdue University where he received a Bachelor of Arts degree from Purdue’s Business School with special studies in marketing and personnel. Mr. Healey has been a resident and active member of the Jacksonville community since 1984.

As a result of these professional and other experiences, Mr. Healey possesses particular attributes—including a high level of integrity and personal character; background in corporate structure; and experience in marketing, sales and the retail environment—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

John P. Sullivan	56

Director of the Company and the Bank since November 2010. Managing director of CapGen Capital Advisers LLC, a private equity fund, since July 2007 and a director of Palmetto Bank, Mr. Sullivan has extensive experience and a diverse background in all facets of bank and financial management. He served as Chairman, President, Chief Executive and Chief Operating Officer of various financial institutions in the New York metropolitan area, including Hamilton Bancorp, River Bank America (East River Savings Bank), Continental Bank, and the Olympian New York Corp. Mr. Sullivan has gained a reputation as a business turnaround specialist with strong allegiances to both investors and customers, having resuscitated ailing institutions and facilitated their mergers with stronger financial companies, generating superior returns for his investors. He has been a ‘first call’ executive for many bank regulators when trouble surfaces at a regulated entity. Mr. Sullivan is a senior advisor for New York State’s largest de novo banking effort, Signature Bank. Prior to joining CapGen, he served as a senior advisor to the global financial services practice of a ‘big four’ accounting firm. In this capacity, he provided guidance and thought leadership to some of the firm’s largest financial services clients on banking matters, such as merger and acquisition activity, capital transactions, regulatory issues, credit quality, and credit risk. He is frequently called upon to provide guidance and expertise in highly complex financial and operational situations for banks and other financial services companies.

As a result of these professional and other experiences, Mr. Sullivan possesses particular attributes—including a high level of integrity and personal character; operational and financial management expertise (particularly with banks); corporate board experience; and experience with mergers and acquisitions—qualities that strengthen the Board’s collective knowledge and capabilities and which may be effective in serving the Company’s long-term best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 1.

BOARD OF DIRECTORS, GOVERNANCE AND COMMITTEES

Board of Directors.    Eight directors currently serve on the Board. Information regarding each of our directors is provided under “Proposal 1: Election of Directors” above. In accordance with the Company’s Bylaws, the Board, by resolution, has set the number of the Company’s directors at 12, with the intent to fill the four vacancies in the near term. The term of office for all directors is three years. All directors of the Company also currently serve on the board of directors of the Bank.

The Company’s Articles currently provide that the Company’s directors are divided into three classes. The term of office for those directors elected as Class 1 directors at this Annual Meeting expires at the Annual Meeting of Shareholders in 2016. The term of office of the Class 2 directors expires at the Annual Meeting of Shareholders in 2014 and the term of office of the Class 3 directors expires at the Annual Meeting of Shareholders in 2015. At the Annual Meeting, the Company’s shareholders will consider an amendment to the Articles which, if approved, would provide for a phased-in declassification of the Board and the annual election of directors. Please see “Proposal 2: Approval of Amendment to Articles to Declassify the Board” for more information.

Corporate Governance.    The Board is committed to good business practices, transparency in financial reporting, the highest level of corporate governance and the highest ethical, moral and legal standards in the conduct of its business and operations. We believe that these standards form the basis for our reputation of integrity in the marketplace and are essential to our efficiency and continued overall success.

Communications with the Board of Directors.    The Board has established a process for shareholders to communicate with members of the Board. If you would like to contact the Board, you can do so by forwarding your concern, question or comment to the Company’s President and Chief Executive Officer, Stephen C. Green, at 100 North Laura Street, Jacksonville, Florida 32202, who will relay the information to the Board at or prior to the Board’s next meeting.

Independence.    The Board has determined that six of its eight members are independent as defined under the NASDAQ Marketplace Rules: Messrs. Glisson, Healey, Rose, Spencer, Sullivan and Winfield. Mr. Green is considered to be an “inside” director because of his employment with the Company and the Bank. Mr. Green currently serves as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. Mr. Schwenck is not independent because of his employment as President and Chief Executive Officer of the Company, and as Chief Executive Officer of the Bank, prior to his retirement in June 2012. The independent directors of the Company hold executive sessions from time to time without the Chief Executive Officer or any other member of management present. In 2012, the independent directors held seven executive sessions after Board meetings; there were also two executive sessions held at Audit Committee meetings in 2012.

Meetings.    During fiscal year 2012, the Board held ten regular meetings and eight special meetings, and all directors attended at least 75% or more of the aggregate number of meetings of the Board and committees on which they served. Board members are encouraged, but not required, to attend the Annual Meeting, and eight of the ten then-current Board members attended the Annual Meeting of Shareholders in 2012.

Committees.    The Board maintains an Audit Committee, an Organization and Compensation Committee, and a Nominating and Corporate Governance Committee, which are described below. The Board elects the members of these committees annually, and membership may change throughout the year based on varying circumstances at the discretion of the Board.

Audit Committee.     The Audit Committee is responsible for the matters set forth in its written charter, a copy of which is available on the Company’s website at www.jaxbank.com and which was adopted by the Board. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the Company’s financial reports, systems of internal controls regarding finance, accounting, legal compliance and ethics, and evaluating the independence of the Company’s independent accountants. The Audit Committee held nine meetings in 2012. The current members of the Audit Committee are Donald F. Glisson, Jr., James M. Healey, John W. Rose, John P. Sullivan (Chairman) and Gary L. Winfield, M.D. All members of the Audit Committee are independent as defined by rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ Marketplace Rules.

Audit Committee Pre-Approval Policies and Procedures.    In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee is required to pre-approve all auditing services and permissible nonaudit services, including related fees and terms, to be performed for the Company by its independent auditor subject to the de minimus exceptions for nonaudit services described under the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. In 2012, the Audit Committee pre-approved all services performed for the Company by its independent auditor.

Audit Committee Financial Expert.    The Board of Directors has determined that John P. Sullivan is an audit committee financial expert. Mr. Sullivan is independent as defined by the NASDAQ Marketplace Rules and the rules promulgated under the Exchange Act.

Organization and Compensation Committee.    The Organization and Compensation Committee, the charter of which is available on the Company’s website at www.jaxbank.com, is responsible for oversight of compensation matters, employment issues and personnel policies. The Organization and Compensation Committee determines the compensation of the Chief Executive Officer and the Company’s other executive officers, including salaries, bonuses and other forms of long-term compensation and employee benefits, and designs, approves and evaluates the compensation plans, policies and programs on behalf of the Board of Directors. The duties of the Organization and Compensation Committee also include approving grants of stock options and other equity awards, making recommendations regarding new, or changes to existing, employee benefit plans and considering the results of the shareholder Say-on-Pay advisory vote and the Say-on-Frequency advisory vote. Additionally, the Organization and Compensation Committee reviews general levels of compensation and evaluates salaries and other compensation in light of industry trends and the practices of similarly situated, publicly traded bank holding companies. The Organization and Compensation Committee held eight meetings in 2012. The current members of the Organization and Compensation Committee are John W. Rose (Chairman), Charles F. Spencer and John P. Sullivan, all of whom are independent as defined under the NASDAQ Marketplace Rules.

The Organization and Compensation Committee may retain one or more compensation consultants or other advisors to assist it with these duties and shall have available to it such support personnel, including management staff, outside auditors, attorneys and consultants as it deems necessary to discharge its responsibilities. In 2012, neither the Organization and Compensation Committee nor Company management engaged any compensation consultants.

Consideration of the following year’s total compensation starts during the fourth quarter of each year. During the fourth quarter meetings, matters such as changes in the market data, plan philosophy and design, expected performance and historical performance are discussed. Final determinations of salaries and annual incentive targets are made at the Organization and Compensation Committee’s meeting in connection with the Board’s regular meeting in January. At that meeting, the Organization and Compensation Committee is able to review prior year performance and the status of prior awards of long-term incentive compensation. The Organization and Compensation Committee has found that considering these matters in this manner allows it to not only factor in the prior year’s financial results and the next year’s operating plan, but also to better assess the prior year’s compensation. Occasionally, grants of long-term incentive compensation or changes in compensation are made at other meetings of the Organization and Compensation Committee.

The Company’s Chief Executive Officer is involved in making compensation recommendations for other executive officers, which are considered by the Organization and Compensation Committee.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for formulating policies governing the Board and its committees as set out in its charter, a copy of which is available on the Company’s website at www.jaxbank.com. The responsibilities include recommending new director nominees, establishing criteria for membership on the Board, designating chairs and members of Board committees, setting dates for Board meetings, monitoring compliance with the Company’s Bylaws and regulations governing public companies and making recommendations regarding director compensation. The Nominating and Corporate Governance Committee held four meetings in 2012. The current members of the Nominating and Corporate Governance Committee are Donald F. Glisson, Jr., John W. Rose, Charles F. Spencer (Interim Chairman) and John P. Sullivan, all of whom are independent as defined under the NASDAQ Marketplace Rules.

Director Nominations.    In the event of selecting a new director nominee, the Nominating and Corporate Governance Committee will develop a pool of potential director candidates for consideration based on each candidate’s business and professional experience, involvement in the community and understanding of the business and operations of the Company. Candidates should possess the skills and capacity necessary to provide strategic direction to the Company, be willing to represent the interests of all shareholders, be able to work in a collegial board environment and be available to devote the necessary time to the business of the Company. While it does not have a formal policy with respect to director diversity, the Nominating and Corporate Governance Committee recognizes that a Board with a diverse set of skills, experiences, education and perspectives creates a governing body best suited to provide oversight of the Company while representing the interests of the Company’s shareholders, employees and customers.

The Nominating and Corporate Governance Committee will also consider candidates for Board seats who are recommended by the Company’s shareholders, but a formal policy has not been adopted with respect to consideration of such candidates because shareholder recommendations may be informally submitted and considered by the Nominating and Corporate Governance Committee under its charter. Under the Company’s Articles, notice of the proposed director nomination must be made (i) with respect to an election of directors to be held at an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary of the last annual meeting (or if the date is changed by more than 20 days from such anniversary date, within ten days after the date the Company mails or otherwise gives notice of the date of such meeting), and (ii) with respect to an election to be held at a special meeting called for that purpose, not later than the close of business of the tenth day following the date on which notice of the meeting was first mailed to shareholders. The shareholder making the nomination must be entitled to vote in the election of directors and the nomination may only be made in a meeting of the Company’s shareholders called for the election of directors at which such nominator shareholder is present in person or by proxy. The notice of the proposed director nomination must state the name, age, business address and, if known, residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee during the past five years; (iii) the number of shares of the Company’s common stock beneficially owned by such nominee; (iv) the particular experience, qualifications, attributes or skills that qualify each such nominee to serve as a director of the Company; (v) whether each such nominee has ever been at any time a director, officer or beneficial owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any person and, if so, a description thereof; (vi) any directorships or similar positions held by such nominee in the last five years in any person with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or of a registered investment company; (vii) whether, in the last ten years, each such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental, regulatory or self-regulatory entity, concerning any violation of federal, state or other law, or any administrative proceeding or proceeding in bankruptcy, in order to evaluate the ability or integrity of the nominee; (viii) the name and address of the nominator and the number of shares of our common stock held by the nominator, and a written confirmation that the nominator is and will remain a shareholder of the Company through the meeting; (ix) a representation that the nominator intends to appear in person or by proxy at the meeting to make such nomination; (x) full disclosure of the existence and terms of all agreements and understandings between the nominator or any other person and the nominee with respect to the nominee’s nomination, or possible election and service to the Board, or a confirmation that there are no such arrangements or understandings; (xi) the written consent of each such nominee to serve as a director, if elected; and (xii) any other information reasonably requested by the Company. Any notices of proposed director nominations should be sent to the President and Chief Executive Officer, Stephen C. Green, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202. Directors should possess qualities such as understanding the business and operations of the Bank and corporate governance principles.

Board Leadership Structure and Role in Risk Oversight.    With respect to the roles of Chairman and Chief Executive Officer, the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The Board believes it is beneficial to the Company’s shareholders to separate these positions and has designated Gary L. Winfield, M.D. as Chairman of the Board and Stephen C. Green as President and Chief Executive Officer. While the Board believes that the Chief Executive Officer should be a member of the Board, the Board considers it advantageous to independence, perspective, oversight and objectivity to have a separate, independent board member to serve as Chairman. The roles have been separated since the inception of the Company in 1999, and the Company has been well served by this leadership structure. The Board believes this arrangement conforms to industry best practices but may reconsider this leadership structure from time to time based on then-current circumstances. On February 22, 2013, Donald F. Glisson, Jr. was elected as Chairman of the Board to be effective April 23, 2013.

The Board has oversight responsibility with respect to the Company’s risk management processes. This includes understanding the Company’s philosophy and strategy towards risk management and mitigation. The Board regularly reviews information regarding the Company’s financial, credit, liquidity, operational, legal, regulatory, compliance, reputational and strategic risks based on reports from management. The Audit Committee is primarily responsible for overseeing the process by which risks are managed. This includes determining that management has established effective risk management practices to identify, assess, and manage the organization’s most significant risk exposures. Management routinely reports to the Audit Committee on risk management processes and the risk identification and evaluation results. In addition, because our operations are conducted primarily through the Bank, we maintain an asset liability committee of the Bank’s board of directors as well as an asset liability committee at the Bank management level (together, the “ALCO Committees”). The ALCO Committees are charged with monitoring our liquidity and funds position and regularly review the rate sensitivity position on a three-month, six-month and one-year time horizon; loans-to-deposits ratios; and average maturities for certain categories of liabilities. The ALCO Committee of the Bank’s board of directors reports to the Bank’s board at least quarterly and otherwise, as needed.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers, in addition to Mr. Green who also serves as a director, are listed below. Except as otherwise indicated, each person has been or was engaged in his or her present or last principal occupation, in the same or a similar position, for more than five years. Each officer is elected by the Board annually and holds office for the term set forth in the officer’s written employment agreement or until the officer’s successor has been elected and qualified.

Name	Age	Positions Held and Principal Occupations During the Past Five Years
Scott M. Hall	48	Executive Vice President of the Company since February 2008 and President of the Bank since August 2011. Mr. Hall previously served as Chief Credit Officer of both the Company and the Bank from April 2010 to August 2011. He also previously served as Chief Lending Officer of the Company and the Bank from 2008 to April 2010 and as Executive Vice President and Senior Loan Officer of the Bank from 2000 to 2008. Mr. Hall has over 23 years of experience in the financial services industry. Before joining the Bank in 1999 as Senior Vice President, he was employed with First Union National Bank in Jacksonville, Florida, for eight years as Vice President/Commercial Banking Relationship Manager. His community activities include serving as a committee member of the Gator Bowl Association and as a member of The National Association of Industrial and Office Properties (NAIOP). Mr. Hall is a graduate of the University of North Florida, where he received his Bachelor of Business Administration degree in Finance.
Margaret A. Incandela	48	Named Executive Vice President and Chief Credit Officer of the Company and the Bank in May 2012 and Chief Operating Officer of the Company and the Bank in June 2012 (on an acting basis pending regulatory approvals which were received in June 2012 and August 2012, respectively). Ms. Incandela has worked as a banking professional for over 25 years with institutions across the country and is well known within the industry for her commercial and consumer credit management and lending experience. From 2009 through April 2012, Ms. Incandela was the Executive Vice President and Chief Credit Officer of Heritage Bank of Commerce in San Jose, California, where she also oversaw the Special Assets and Real Estate Lending Departments. From April 2008, she was employed by Heritage Bank of Commerce (and its predecessor by merger, Diablo Valley Bank), where she served as Senior Vice President and Chief Credit Officer (before the merger) and as Senior Vice President and Regional Credit Officer (after the merger). Prior to joining Heritage Bank of Commerce, Ms. Incandela served in various other credit and lending positions at CIB Marine Bancshares, Inc. (Chicago, Illinois), Bridgeview Bank (Chicago, Illinois), Banco Popular North America (New York, New York, Chicago, Illinois and Houston, Texas), Bank United (Houston, Texas), Compass Bank (Houston, Texas), First City Bancorporation (Houston, Texas) and MBank Alamo (San Antonio, Texas). Ms. Incandela holds a B.B.A. in Finance from the University of Texas at San Antonio.
Valerie A. Kendall	60	Executive Vice President and Chief Financial Officer of the Company and the Bank since 2004. Ms. Kendall’s banking career spans more than 20 years. Prior to joining the Bank, she served as Executive Vice President and Chief Financial Officer of P.C.B. Bancorp, Inc., a $650 million multi-bank holding company based in Clearwater, Florida. She also held senior finance positions with AmSouth Bank (Regions Bank), Barnett Bank (Bank of America) and SunTrust. Ms. Kendall received her Bachelor of Science degree in Accounting from Florida Southern College and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth for the fiscal years ended December 31, 2012 and December 31, 2011 the compensation paid or accrued for services in all capacities to persons who have served as the Company’s Chief Executive Officer in 2012, in addition to the two other most highly compensated officers in 2012 (the “named executive officers”).

Name and Principal Position	Year	Salary (1)	Bonus	Option Awards (2)	All Other Compensation		Total Compensation

Stephen C. Green (3)	2012	$162,500	—	—	$4,905	(4)	$167,405
President and Chief Executive Officer	2011	—	—	—	—		—

Scott M. Hall	2012	$208,333	—	$6,717	$20,455	(5)	$235,505
Executive Vice President and Bank President	2011	$184,833	—	$39,400	$19,401	(6)	$243,634

Valerie A. Kendall	2012	$193,333	$25,000	$6,717	$15,222	(7)	$240,272
Executive Vice President and Chief Financial Officer	2011	$168,750	—	—	$14,210	(8)	$182,960

Price W. Schwenck (11)	2012	$135,000	$30,000	$4,478	$59,866	(9)	$229,344
	2011	$270,000	—	—	$9,256	(10)	$279,256

(1)	Mr. Green joined the Company in June 2012 with an annual base salary of $300,000.

Mr. Hall’s annual salary increased from $200,000 to $210,000 effective March 1, 2012 based on 2011 performance.

Ms. Kendall’s annual salary increased from $175,000 to $185,000 effective March 1, 2012 based on 2011 performance. Effective May 1, 2012, Ms. Kendall’s annual salary increased from $185,000 to $200,000.

Mr. Schwenck’s annual salary remained unchanged in 2012 at $270,000 through his retirement in June 2012.

(2)

For further information, refer to “Note 19—Share-Based Compensation” in the notes to the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	Mr. Green joined the Company in June 2012.

(4)	Represents $4,905 in temporary housing in 2012.

(5)	Represents Company matches for 401(k) deferrals of $5,125, $10,250 for use of Company owned automobile and $5,080 in club dues in 2012.

(6)	Represents Company matches for 401(k) deferrals of $4,083, $10,250 for use of Company owned automobile, and $5,068 in club dues in 2011.

(7)	Represents Company matches for 401(k) deferrals of $4,760, $9,250 for use of Company owned automobile and $1,212 in club dues in 2012.

(8)	Represents Company matches for 401(k) deferrals of $3,687, $9,250 for use of Company owned automobile and $1,273 in club dues in 2011.

(9)	Represents $50,000 for severance payments, $2,400 for car allowance and $5,809 in club dues in 2012.

(10)	Represents $2,400 for car allowance and $6,856 in club dues in 2011.

(11)

Mr. Schwenck retired as the Company’s President and Chief Executive Officer and as Chief Executive Officer of the Bank in June 2012. Mr. Schwenck continues to serve on the board of directors of the Company and as Chairman of the Bank. Effective in June 2012, Mr. Schwenck became eligible to receive compensation for his services as a director. See the “Director Compensation” table for more information.

Bonuses were awarded in 2012 totaling $55,000. No bonuses were awarded in 2011. In 2012, each of Mr. Hall and Ms. Kendall were granted options to purchase 15,000 shares of common stock, and in 2011, Mr. Hall was granted stock options to purchase 20,000 shares of common stock. The options granted in 2012 and 2011 vest in equal annual increments of 25% over a four-year period, and the exercise price is $7.00 per share for the options granted in 2012 and $10.00 per share for the options granted in 2011. All unvested options held by Mr. Schwenck on June 15, 2012 were cancelled in connection with his retirement as an executive officer of the Company and the Bank.

Although not yet granted, in 2012, the Company agreed to grant equity awards to two of its executive officers, Stephen C. Green and Margaret A. Incandela, under the 2008 Amendment and Restatement of the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), subject to the satisfaction of certain conditions. Please see the section entitled “Employment Agreements and Arrangements” for more information regarding these contemplated awards.

OUTSTANDING EQUITY AWARDS AT YEAR END

The following table details all outstanding equity grants for the named executive officers as of December 31, 2012:

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott M. Hall	03/05/2003	(2),(3)	5,000	—	12.55	03/04/2013
	04/07/2004	(2)	7,500	—	23.25	04/06/2014
	12/21/2009	(1)	11,250	3,750	10.00	12/21/2014
	08/30/2011	(1)	5,000	15,000	10.00	08/30/2016
	01/09/2012	(1)	—	15,000	7.00	01/09/2017
Valerie A. Kendall	04/07/2004	(2)	15,000	—	23.25	04/06/2014
	12/21/2009	(1)	11,250	3,750	10.00	12/21/2014
	01/09/2012	(1)	—	15,000	7.00	01/09/2017

(1)	Options become exercisable in equal annual increments of 25% over a four-year period.

(2)	Options become exercisable in equal annual increments of 20% over a five-year period.

(3)	Options expired unexercised on March 4, 2013.

OPTION EXERCISES AND STOCK VESTING

There were no option exercises by executive officers in the last fiscal year, and no executive officers have been granted or hold restricted stock.

RETIREMENT AND PENSION BENEFITS

The Company does not offer a non-qualified retirement plan for executive officers or other employees, but does offer participation in the Jacksonville Bancorp, Inc. 401(k) Plan (the “Plan”) to all employees, including executive officers. The Plan is a qualified retirement plan that was adopted to provide employees with the opportunity to save for retirement on a tax-advantaged basis. Employees may elect to contribute a portion of their compensation to the Plan after six months of full-time employment, and the Company may make a discretionary matching contribution to the Plan on their behalf equal to a uniform percentage of their salary deferrals. The Company will determine the amount of the discretionary percentage each year. The participants under the Plan may elect to reduce their compensation by a specific percentage or dollar amount and have that amount contributed to the Plan as either a Pre-Tax 401(k) deferral or a Roth 401(k) deferral.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

The following information relates to employment agreements and arrangements between the Company and/or Bank and each of the named executive officers and Margaret A. Incandela. Other than as described below, there are no potential payments to a named executive officer upon termination or a change in control.

Stephen C. Green.    Stephen C. Green entered into an executive employment agreement with the Company and the Bank on July 30, 2012, which was amended effective December 31, 2012 (the “Green Agreement”). Under the Green Agreement, Mr. Green earns a base salary of $300,000, which may be increased from time to time at the sole discretion of the Board, and he may earn an annual cash bonus of up to $100,000, which actual amount will be determined at the sole discretion of the Board. No bonus was awarded in 2012. Pursuant to the Green Agreement and as a result of the closing of the Company’s December 2012 private placement, Mr. Green is entitled to an options award under the Stock Incentive Plan for the purchase of 2 million shares of the Company’s common stock. Such option award will vest 40% upon issuance of the award, 20% upon the first anniversary of the issuance and 40% upon the second anniversary of the issuance. Mr. Green’s option award has not yet been granted. Mr. Green is also entitled to participate in all medical and health care benefit plans provided by the Bank for its employees, and any current or future employee benefit plans and arrangements in which executive officers of the Company or the Bank are permitted to participate.

The term of the Green Agreement is three years, subject to automatic extension for additional one-year periods thereafter. During the term of the Green Agreement and for a period of one year thereafter, Mr. Green has agreed not to compete with the Bank or the Company within the Jacksonville statistical metropolitan area, or solicit employees from the Bank or the Company.

If Mr. Green’s employment is terminated (other than as a result of non-renewal), Mr. Green will be entitled to receive his base salary for a period of 18 months following his termination date. Upon such early termination of employment, any unvested equity awards he held will be forfeited, except in the event that he terminates his employment because of an uncured breach of the Green Agreement by the Company or the Bank or as a result of a change in his position or duties (including following a “change in control”), in which case any unvested equity awards he held as of the termination date will be automatically vested in full.

Scott M. Hall.    Under the Bank’s employment agreement with Scott M. Hall, as amended to date (the “Hall Agreement”), Mr. Hall currently earns a base salary of $210,000. Under the Hall Agreement, Mr. Hall is also entitled to receive incentive compensation and bonuses as may be determined from time to time by the Bank’s board of directors, and to participate in and receive the benefits of any stock option plans, stock ownership plans, profit sharing plans, 401(k) plans, or other plans, benefits and privileges offered to the Bank’s employees and executives. The Organization and Compensation Committee will consider executive bonuses at the beginning of each calendar year based on the Company’s performance in the previous year. No bonus was awarded in 2012 or 2011; however, in 2012, Mr. Hall was awarded stock options to purchase 15,000 shares of common stock, and in 2011, Mr. Hall was awarded stock options to purchase 20,000 shares of the Company’s common stock.

The Hall Agreement has a rolling one-year term. The Hall Agreement contains a 12-month noncompetition provision against employment in the financial services industry with any business enterprise or business entity, or person whose intent is to organize a financial institution in Duval County or Clay County; however, such provision is limited to a three-month period if Mr. Hall is terminated due to a “change in control” (as defined in the Hall Agreement).

If the Bank terminates Mr. Hall’s employment for a reason other than for “just cause” (as defined in the Hall Agreement) or Mr. Hall terminates his employment for “good reason” (as defined in the Hall Agreement), then the Bank must pay an amount equal to his annual base salary and any incentive compensation or bonus to which he would have been entitled under the Hall Agreement. These payments will be made in substantially equal semi-monthly installments until paid in full. If Mr. Hall’s employment is terminated as a result of a change in control or a change in control occurs within 12 months of his involuntary termination or termination for good reason, then Mr. Hall is entitled to a severance payment equal to 2.99 times the highest annual salary and bonus Mr. Hall was paid or entitled to in the two years preceding termination, which amount shall be paid within ten days following the separation of service. Furthermore, unless Mr. Hall is terminated for just cause, or Mr. Hall terminates his employment for other than good reason, the Bank is also required to maintain in full force and effect all employee benefit plans and programs in which Mr. Hall was participating before termination for the remainder of the Hall Agreement, or 12 months, whichever is longer.

Margaret A. Incandela.    Margaret A. Incandela entered into an executive employment agreement with the Company on September 5, 2012 (the “Incandela Agreement”). Under the Incandela Agreement, Ms. Incandela currently earns a base salary of $250,000, which may be increased from time to time at the sole discretion of the Board, and she may earn an annual cash bonus of up to 33 1/3% of her base salary, which actual amount will be determined at the sole discretion of the Board. No bonus was awarded in 2012. Pursuant to the Incandela Agreement and as a result of the closing of the Company’s December 2012 private placement, Ms. Incandela is entitled to an award under the Stock Incentive Plan of restricted shares of common stock and/or options to purchase shares of the Company’s common Stock in an amount equivalent to up to 1.5 million shares of common stock. Such award will vest 20% upon issuance of the award, and 40% upon each of the first and second anniversaries of the closing of the private placement. Ms. Incandela’s equity award has not yet been granted. Ms. Incandela is also entitled to participate in all medical and health care benefit plans provided by the Bank for its employees, and any current or future employee benefit plans and arrangements in which executive officers of the Company or the Bank are permitted to participate.

The term of the Incandela Agreement is three years, subject to automatic extension for additional one-year periods thereafter. During the term of the Incandela Agreement and for a period of one year thereafter, Ms. Incandela has agreed not to compete with the Bank or the Company within the Jacksonville statistical metropolitan area, or solicit employees from the Bank or the Company.

If Ms. Incandela’s employment is terminated for “cause” (as defined in the Incandela Agreement), upon a determination that her performance is not satisfactory or as a result of non-renewal of the Incandela Agreement, Ms. Incandela will be entitled to receive her base salary through her termination date only. If Ms. Incandela’s employment is terminated for any other reason, other than as a result of an uncured breach of the Incandela Agreement by the Company and/or the Bank following a change in control (as defined in the Incandela Agreement), or a change in her position or duties following a change in control, Ms. Incandela will be entitled to receive her base salary for a period of one year following her termination date. If Ms. Incandela’s employment is terminated following a change in control as a result of (i) an uncured breach of the Incandela Agreement by the Company and/or the Bank, or (ii) a change in her position or duties, Ms. Incandela will be entitled to receive her base salary for a period of two years following her termination date. Upon an early termination of Ms. Incandela’s employment, any unvested awards she held will be forfeited, except in the event that she terminates her employment because of an uncured breach of the Incandela Agreement by the Company and/or the Bank, or a change in her position or duties, in which case any unvested awards she held as of the termination date will be automatically vested in full.

Valerie A. Kendall.    Under the Bank’s employment agreement with Valerie A. Kendall, as amended to date (the “Kendall Agreement”), Ms. Kendall currently earns a base salary of $200,000. Under the Kendall Agreement, Ms. Kendall is also entitled to receive incentive compensation and bonuses as may be determined from time to time by the Bank’s board of directors, and to participate in and receive the benefits of any stock option plans, stock ownership plans, profit sharing plans, 401(k) plans, or other plans, benefits and privileges offered to the Bank’s employees and executives. The Organization and Compensation Committee will consider executive bonuses at the beginning of each calendar year based on the Company’s performance in the previous year. Ms. Kendall was awarded a $25,000 bonus in 2012. Also, in 2012, Ms. Kendall was awarded stock options to purchase 15,000 shares of common stock. No bonus was awarded in 2011.

The Kendall Agreement has a rolling one-year term. The Kendall Agreement contains a 12-month noncompetition provision against employment in the financial services industry with any business enterprise or business entity, or person whose intent is to organize a financial institution in Duval County or Clay County; however, such provision is limited to a three-month period if Ms. Kendall is terminated due to a “change in control” (as defined in the Kendall Agreement).

If the Bank terminates Ms. Kendall’s employment for a reason other than for “just cause” (as defined in the Kendall Agreement), or if Ms. Kendall terminates her employment for “good reason” (as defined in the Kendall Agreement), then the Bank must pay an amount equal to her annual base salary, plus any incentive compensation or bonus to which she would have been entitled to under the Kendall Agreement. These payments will be made in substantially equal semi-monthly installments until paid in full. If Ms. Kendall’s employment is terminated as a result of a change in control or a change in control occurs within 12 months of her involuntary termination or termination for good reason, then Ms. Kendall is entitled to a severance payment equal to 2.99 times the highest annual salary and bonus she was paid or entitled to in the two years preceding termination, which amount shall be paid within ten days following the separation of service. Furthermore, unless Ms. Kendall is terminated for just cause, or Ms. Kendall terminates her employment for other than good reason, the Bank is also required to maintain in full force and effect all employee benefit plans and programs in which Ms. Kendall was participating before termination for the remainder of the Kendall Agreement, or 12 months, whichever is longer.

Price W. Schwenck.    On July 30, 2012, the Company entered into an Agreement and General Release (the “Schwenck Agreement”) with Price W. Schwenck, which became binding on August 6, 2012, pursuant to which the Company agreed to provide Mr. Schwenck with severance payments consisting of 12 monthly payments of $10,000 followed by 12 monthly payments of $5,000 in recognition of Mr. Schwenck’s service to the Bank and for his continuing service in preserving the Bank’s reputation and customer relationships. Under the Schwenck Agreement, Mr. Schwenck unconditionally released the Bank and the Company from all liabilities and obligations of any kind. Mr. Schwenck also agreed not to compete with the Bank or the Company within the Jacksonville metropolitan statistical area, or solicit employees from the Bank or the Company, for a period of two years.

DIRECTOR COMPENSATION

Non-employee directors have agreed to a cash-only compensation plan for payment of director fees, payable quarterly at various rates for the preceding quarter, based on attendance at Board and committee meetings either in person or by telephone. For the year ended December 31, 2012, the components of non-employee director compensation for Company directors were as follows:

•	Annual retainer: $6,000

•	Board chairperson annual retainer: $1,000

•	Committee chair annual retainer: Audit Committee, $1,000; other committees, $500

•	Board meeting attendance: in person, $300 per meeting; by phone, $150 per meeting

•	Committee meeting attendance: in person, $200 per meeting; by phone, $100 per meeting

For the year ended December 31, 2012, the components of non-employee director compensation for Bank directors were as follows:

•	Annual retainer: $6,000

•	Board chairperson annual retainer: $1,000

•	Committee chair annual retainer: $500

•	Board meeting attendance: in person, $300 per meeting; by phone, $150 per meeting

•	Committee meeting attendance: in person, $200 per meeting; by phone, $100 per meeting

In the aggregate, the non-employee directors of the Company earned a total of $190,750 in 2012 for their services to the Company. The following table summarizes director compensation in 2012:

Director	Fees Earned or Paid in Cash ($)
Donald F. Glisson¸Jr.	$26,175
James M. Healey	25,450
John C. Kowkabany (1)	4,700
R. C. Mills (2)	14,275
Donald E. Roller (3)	18,075
John W. Rose (4)	25,150
Price W. Schwenck (5)	6,800
Charles F. Spencer	22,125
John P. Sullivan (4)	26,050
Gary L. Winfield	21,950

(1)	Mr. Kowkabany was on medical leave through March 2012 and received no director compensation during that time. He retired from the Board effective July 2012.

(2)	Mr. Mills retired as a director of the Company and the Board in June 2012.

(3)	Mr. Roller retired as a director of the Company and the Board in June 2012.

(4)	The Company pays directly to CapGen Capital Advisers LLC 80% of the director fees earned by Messrs. Rose and Sullivan.

(5)

Mr. Schwenck retired as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank effective June 2012 and became eligible to receive director compensation thereafter.

EQUITY COMPENSATION PLANS INFORMATION

The following table sets forth the securities authorized for issuance under the equity incentive plans as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders:			49,505	(1)
Options	168,500	$12.75
Restricted Stock Units	4,418	N/A

Equity compensation plans not approved by security holders	—	—	—
Total	172,918	$12.75	49,505

(1)	Represents shares available for issuance pursuant to grants of awards under the Stock Incentive Plan.

Effective February 18, 2013, the Stock Incentive Plan was amended to increase the number of total shares authorized under the plan to 7 million.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has granted loans to and accepted deposits from its executive officers, directors and their immediate family members in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers not related to the Company and which did not involve more than the normal risk of collectibility or present other unfavorable features.

Insiders’ transactions with the Bank will be promptly and fully disclosed to the Board. Fees and payments to insiders will be appropriate based on the type, level, quality and value of goods or services the Bank is receiving. Fees and other payments will directly relate to, and be based solely upon, the fair value of goods or services received, compensation for goods or services that meet legitimate needs of the Bank, and be made only to service providers who have the necessary expertise to provide the services.

On January 1, 2011, certain of the Company’s directors, and in some cases their affiliated entities or immediate family members, among others, participated in extending a line of credit to the Company in the aggregate amount of $2 million. Each such lender and the Company executed a loan agreement evidencing the line of credit, and the Company executed a revolving loan note in favor of each lender, forms of which documents have been filed with the Securities and Exchange Commission (the “SEC”). Interest on the line of credit accrues at 8% per annum and is payable quarterly in arrears. To the extent that the line of credit is not fully drawn, a non-utilization fee is calculated and paid quarterly at an annual rate of 2% multiplied by the loan commitment under the line of credit less the daily average principal amount outstanding under the line of credit. All amounts borrowed under the line of credit are due and payable by the Company by January 1, 2015, unless payable sooner pursuant to the provisions of the loan agreement. Specific information about the directors’ and related persons’ participation in this line of credit is provided below.

				For the Year Ended December 31, 2012
Name and Nature of Holdings	Relationship to Company	Total Amount Available under Line of Credit	Amount of Principal Outstanding as of March 11, 2013	Largest Amount of Principal Outstanding	Amount of Principal Paid (1)	Amount of Interest Paid (2)
R.C. Mills	Former Director	$200,000	$200,000	$200,000	-0-	$16,267
Donald E. Roller	Former Director	$300,000	$300,000	$300,000	-0-	$24,400
Chelsea Rose	Daughter of John W. Rose, Director	$100,000	$100,000	$100,000	-0-	$ 8,134
Cheryl H. Rose (through IRA)	Wife of John W. Rose, Director	$100,000	-0-	$100,000	$100,000	$ 8,134
John W. Rose (through retirement account)	Director	$300,000	-0-	$300,000	$300,000	$24,401
Price W. Schwenck	Director and former executive officer	$200,000	-0-	$200,000	$200,000	$16,267
John P. Sullivan (through revocable trust)	Director	$200,000	-0-	$200,000	$200,000	$12,178
Triad Financial Services, Inc.	Owned and controlled by Donald F. Glisson, Jr., Director	$200,000	-0-	$200,000	$200,000	$16,267

(1)	Reflects amounts cancelled in connection with the Company’s December 2012 private placement in consideration for shares of Series A preferred stock (further described below).

(2)	Includes non-utilization fees paid in 2012.

In September/October 2011, an additional line of credit in the aggregate of $2 million was extended to the Company by certain of the Company’s directors, and in some cases their affiliated entities or immediate family members, among others. Each such lender and the Company executed a loan agreement evidencing the line of credit, and the Company executed a revolving loan note in favor of each lender, forms of which documents have been filed with the SEC. Interest on the line of credit accrues at 8% per annum and is payable quarterly in arrears. To the extent that the line of credit is not fully drawn, a non-utilization fee is calculated and paid quarterly at an annual rate of 2% multiplied by the loan commitment under the line of credit less the daily average principal amount outstanding under the line of credit. All amounts borrowed under the line of credit are due and payable by the Company by January 1, 2015, unless payable sooner pursuant to the provisions of the loan agreement. The terms of this additional line of credit are substantially the same as the January 2011 line of credit. Specific information about the directors’ and related persons’ participation in this line of credit is provided below.

				For the Year Ended December 31, 2012
Name and Nature of Holdings	Relationship to Company	Total Amount Available under Line of Credit	Amount of Principal Outstanding as of March 11, 2013	Largest Amount of Principal Outstanding	Amount of Principal Paid (1)	Amount of Interest Paid (2)
R.C. Mills (together with spouse as tenants by the entirety)	Former Director	$300,000	$300,000	$300,000	-0-	$16,847
Donald E. Roller (living trust)	Former Director	$200,000	$200,000	$200,000	-0-	$10,028
Chelsea Rose	Daughter of John W. Rose, Director	$ 50,000	$50,000	$ 50,000	-0-	$ 2,664
John W. Rose (together with spouse)	Director	$100,000	-0-	$100,000	$100,000	$ 5,363
John W. Rose (through retirement account)	Director	$150,000	-0-	$150,000	$150,000	$ 9,240
Price W. Schwenck	Director and former executive officer	$300,000	$300,000	$300,000	-0-	$18,297
Triad Financial Services, Inc.	Owned and controlled by Donald F. Glisson, Jr., Director	$ 50,000	-0-	$ 50,000	$50,000	$ 2,500

(1)	Reflects amounts cancelled in connection with the Company’s December 2012 private placement in consideration for shares of Series A preferred stock (further described below).

(2)	Includes non-utilization fees paid in 2012.

As disclosed in the Company’s filings with the SEC and in the table below, certain of the Company’s directors and executive officers, their related interests and/or their immediate family members, invested in the Company’s $50 million private placement that closed on December 31, 2012. These investments aggregated approximately $2.1 million for a total of 2,065 shares of the Company’s Series A preferred stock. Consideration for these shares consisted of $0.8 million in cash and $1.3 million in the cancellation of outstanding debt under the lines of credit described above. In the conversion of the Series A preferred stock on February 19, 2013, such persons received an aggregate of 4.1 million shares of common stock and nonvoting common stock. The table below provides more detail regarding these investments.

Name and Nature of Ownership	Relationship to Company	Amount Invested in Private Placement	Number of Series A Preferred Shares Purchased in Private Placement	Total Shares of Common Stock and Nonvoting Common Stock Issued in Conversion of Series A Preferred Stock
John M. Green	Brother of Stephen C. Green, Director & executive officer	$300,000	300	600,000
Stephen C. Green	President, Chief Executive Officer & Director	$100,000	100	200,000
Scott M. Hall	Executive Vice President & Bank President	$5,000	5	10,000
Valerie A. Kendall	Executive Vice President & Chief Financial Officer	$10,000	10	20,000
Cheryl Rose (through retirement account)	Spouse of John W. Rose, Director	$100,000	100	200,000
John W. Rose (individually, together with spouse and through retirement account)	Director	$900,000	900	1,800,000
Price W. Schwenck	Director	$200,000	200	400,000
John P. Sullivan (through revocable trust)	Director	$200,000	200	400,000
Triad Financial Services, Inc.	Owned and controlled by Donald F. Glisson, Jr., Director	$250,000	250	500,000

CapGen Capital Group IV LP (“CapGen”), our largest shareholder, purchased 5,000 shares of the Company’s Series B preferred stock on September 27, 2012, for $5 million, which shares were exchanged on a one-for-one basis for shares of Series A preferred stock in the private placement. In addition to the 5,000 shares of Series A preferred stock received in the exchange, CapGen and its affiliates (including two of our directors) purchased an aggregate of 25,060 shares of Series A preferred stock in the private placement for $25.1 million. In the conversion of the Series A preferred stock on February 19, 2013, CapGen and its affiliates received an aggregate of approximately 24 million shares of common stock and 36.1 million shares of nonvoting common stock. Our directors, John W. Rose and John P. Sullivan, are affiliates of CapGen and may be deemed to beneficially own shares owned by CapGen.

Certain of our other significant shareholders purchased shares of Series A preferred stock in the private placement, and received shares of common stock and/or nonvoting common stock in the conversion of the Series A preferred stock. A summary of the investments by our significant shareholders in the private placement is provided below.

Name and Nature of Ownership	Relationship to Company	Amount Invested in Private Placement	Number of Series A Preferred Shares Purchased in Private Placement	Total Shares of Common Stock and Nonvoting Common Stock Issued in Conversion of Series A Preferred Stock
CapGen Capital Group IV LP (1)	Significant shareholder	$30,060,000	30,060	60,120,000
Mendon Capital Advisors Corp.	Significant shareholder	$750,000	750	1,500,000
Sandler O’Neill Asset Management, LLC	Significant shareholder	$3,000,000	3,000	6,000,000
Sutherland Asset I, LLC	Significant shareholder	$3,000,000	3,000	6,000,000
Wellington Management Company	Significant shareholder	$7,000,000	7,000	14,000,000

(1)

Includes amount invested in the Series B preferred shares and the Series A preferred shares issued in exchange for the outstanding Series B preferred shares. Includes investments by affiliates of CapGen.

AUDIT COMMITTEE REPORT

As set forth in its charter, the Audit Committee assists the Board by reviewing financial reports the Company provides to governmental bodies or the public, monitoring the adequacy of the Company’s internal controls regarding finance and accounting, reviewing the Company’s auditing, accounting, and financial reporting processes generally, and verifying the independence of the Company’s independent auditors. All auditors employed or engaged by the Company report directly to the Audit Committee. To fulfill its responsibilities, the Audit Committee recommends the selection of auditors, reviews an annual risk assessment to ensure sufficient audit coverage and reviews all reports of auditors and examiners, as well as management’s responses to such reports, to ensure the effectiveness of internal controls and the implementation of remedial action. The Audit Committee also recommends to the Board whether to include the audited financial statements in the Annual Report on Form 10-K.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing their relationships with the Company that might bear on their independence, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; discussed with the auditors any relationships that may impact their objectivity and independence; considered whether the provision of nonaudit services was compatible with maintaining the auditors’ independence; and satisfied itself as to their independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls, and the accounting function’s organization, responsibilities, budget and staffing. The Audit Committee further reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2012 with management and the independent auditors. Management has the responsibility for preparation of the Company’s financial statements, and the independent auditors have the responsibility for examination of those statements. Based on this review and the discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The foregoing is submitted by the Audit Committee: Donald F. Glisson, Jr., James M. Healey, John W. Rose, John P. Sullivan (Chairman) and Gary L. Winfield, M.D.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table indicates the common stock beneficially owned as of March 11, 2013 by each of the Company’s named executive officers and directors, by each person known by us to own beneficially more than 5% of the Company’s common stock, and by all of the Company’s executive officers and directors as a group. Unless otherwise noted, all shares are held directly by the beneficial owner listed and such person has the sole voting and investment power over such shares. All amounts are determined as of March 11, 2013 when there were 53,530,880 shares of common stock outstanding and 52,360,000 shares of nonvoting common stock outstanding.

	Common Stock		Nonvoting Common Stock
Name of Beneficial Owner (1)	Amount Beneficially Owned (2)	Percent of Class Outstanding	Amount Beneficially Owned	Percent of Class Outstanding
Donald F. Glisson, Jr. (3)	534,810	1.00%	—	—
Stephen C. Green (4)	1,000,000	1.84%	—	—
Scott M. Hall (5)	37,800	*	—	—
James M. Healey	5,520	*	—	—
Valerie A. Kendall (6)	51,000	*	—	—
John W. Rose (7)	88,750	*	2,000,000	3.82%
Price W. Schwenck	434,050	*	—	—
Charles F. Spencer	19,500	*	—	—
John P. Sullivan (8)	—	—	400,000	*
Gary L. Winfield	29,800	*	—	—
All executive officers and directors as a group (11 persons) (9)	2,501,230	4.57%	2,400,000	4.58%
CapGen Capital Group IV LP (10)	26,684,144	49.85%	36,120,000	68.98%
Sandler O’Neill Asset Management, LLC (11)	5,333,333	9.96%	1,000,000	1.91%
Sutherland Asset I, LLC (12)	5,340,000	9.98%	660,000	1.26%
Wellington Management Company (13)	5,332,904	9.96%	9,250,000	17.67%

*	Less than 1%

(1)	The address of each executive officer and director is c/o Jacksonville Bancorp, Inc., 100 North Laura Street, Suite 1000, Jacksonville, Florida 32202.

(2)

Under the rules of the SEC, the determinations of “beneficial ownership” are based upon Rule 13d-3 under the Exchange Act. Under this Rule, shares will be deemed to be “beneficially owned” where a person has, either solely or with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of shares, or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined. Shares that a beneficial owner has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 531,804 shares of common stock owned by Mr. Glisson’s company, Triad Financial Services, Inc., as to which he has shared voting and dispositive power.

(4)	Includes 800,000 shares of common stock underlying options as to which Mr. Green has a right to receive and which, upon grant, would be exercisable within 60 days of March 11, 2013.

(5)	Includes 27,500 shares of common stock underlying options exercisable within 60 days of March 11, 2013.

(6)	Includes 30,000 shares of common stock underlying options exercisable within 60 days of March 11, 2013.

(7)

Includes (i) 80,700 shares of common stock and 900,000 shares of nonvoting common stock as to which Mr. Rose shares voting and dispositive power with his wife, (ii) 8,050 shares of common stock and 200,000 shares of nonvoting common stock (held through a retirement account) as to which Cheryl Rose, Mr. Rose’s spouse, has sole voting and dispositive power and as to which Mr. Rose disclaims beneficial ownership, and (iii) 900,000 shares of nonvoting common stock which Mr. Rose holds through a retirement account which is self-directed by Mr. Rose.

(8)

Shares of nonvoting common stock are held through the John Sullivan 2012 Credit Shelter Trust, a revocable trust, for which Mr. Sullivan is the settlor. Maureen C. Sullivan, Mr. Sullivan’s spouse, as trustee, has sole voting and dispositive power over such shares.

(9)	Includes 1,157,500 shares of common stock underlying options awarded or to be awarded, which are currently exercisable or will be exercisable within 60 days of March 11, 2013.

(10)

Includes (i) 26,684,144 shares of common stock and 31,060,000 shares of nonvoting common stock owned directly by Capital Group IV LP (“CapGen LP”), (ii) 1,660,000 shares of nonvoting common stock owned directly by Eugene A. Ludwig, and (iii) an aggregate of 3,400,000 shares of nonvoting common stock owned directly and indirectly by certain related persons of CapGen LP. Each of the foregoing disclaims beneficial ownership of such securities except to the extent of his or its pecuniary interest therein. Mr. Ludwig is the managing member of CapGen Capital Group IV LLC (“CapGen LLC”), the general partner of CapGen LP, and, together with the investment committee of CapGen LLC, has the power to vote and dispose of the shares listed in the table. This information is based on CapGen LP’s most recent Schedule 13D and information reported to the Company by CapGen LP.

(11)

Sandler O’Neill Asset Management, LLC (“SOAM”) and Terry Maltese each share (i) voting and dispositive power over 52,749 shares of common stock and dispositive power over 9,667 shares of nonvoting common stock with Malta Partners, L.P., (ii) voting and dispositive power over 244,274 shares of common stock and dispositive power over 45,333 shares of nonvoting common stock with Malta Hedge Fund, L.P., (iii) voting and dispositive power over 1,546,992 shares of common stock and dispositive power over 289,333 shares of nonvoting common stock with Malta Hedge Fund II, L.P., (iv) voting and dispositive power over 572,651 shares of common stock and dispositive power over 105,667 shares of nonvoting common stock with Malta Offshore, Ltd., (v) voting and dispositive power over 2,666,667 shares of common stock and dispositive power over 500,000 shares of nonvoting common stock with SOAM Capital Partners, L.P. and (vi) voting and dispositive power over 250,000 shares of common stock and dispositive power over 50,000 shares of nonvoting common stock with SOAM Phoenix Partners, L.P. Each of the foregoing disclaims beneficial ownership except to the extent of his or its pecuniary interest therein. This information is based on SOAM’s most recent Schedule 13G and information reported to the Company by SOAM.

(12)

Sutherland Asset I, LLC (“Sutherland”) shares with Sutherland Master Fund, LP (“Sutherland Master Fund”), Waterfall Management, LLC (“Waterfall Management”), Waterfall Asset Management, LLC (“Waterfall Asset Management”), Thomas Capasse and Jack Ross (i) voting and dispositive power over 5,340,000 shares of common stock, and (ii) dispositive power over 660,000 shares of nonvoting common stock, which securities are held by Sutherland. Waterfall Asset Management is the investment manager to Sutherland Master Fund, which owns all of the membership interests of Sutherland. Waterfall Management is the general partner of Sutherland Master Fund. Messrs. Capasse and Ross are members of Waterfall Management and Waterfall Asset Management and also serve as portfolio managers. This information is based on Sutherland’s most recent Schedule 13G and information reported to the Company by Sutherland.

(13)

Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered with the SEC under Section 203 of the Investment Advisers Act of 1940, as amended. Wellington Management, in its capacity as investment adviser, may be deemed to have beneficial ownership of shares of the Company’s common stock and nonvoting common stock that are owned of record by investment advisory clients of Wellington Management. Wellington Management is not the owner of record of such shares and disclaims any pecuniary interest (as such term is defined in Rule 16a-1(a) promulgated under the Exchange Act) in such shares. Wellington Management may be deemed to have beneficial ownership of 5,332,904 shares of common stock and 9,250,000 shares of nonvoting common stock that are owned of record by investment advisory clients of Wellington Management. None of Wellington Management’s investment advisory clients is known to have beneficial ownership of 5% or more of the Company’s common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires the Company’s executive officers and directors and any persons owning more than ten percent of a class of the Company’s stock to file certain reports on ownership and changes in ownership with the SEC. We believe that the Company’s executive officers, directors and ten percent shareholders filed on a timely basis all reports required by Section 16(a) of the Exchange Act relating to transactions in 2012 involving the Company’s equity securities beneficially owned by them, except for (i) one late Form 3 filed by Ms. Incandela, and (ii) five late Form 4s, one filed by each of Mr. Hall, Ms. Kendall, Mr. Rose, Mr. Schwenck and Mr. Sullivan, each reporting one transaction on an untimely basis. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of the Company’s directors, officers and ten percent shareholders.

PROPOSAL 2: APPROVAL OF AMENDMENT TO ARTICLES TO DECLASSIFY THE BOARD

The Board has approved, and is recommending that shareholders approve, an amendment to the Articles to provide for the phased-in elimination of the classified board of directors structure and to provide for the annual election of directors.

The Company’s Articles currently provide that the Board shall be divided into three classes as nearly equal in number as possible with members of each class serving for three-year terms. If this proposal is approved, all directors would be elected annually beginning at the 2016 Annual Meeting of Shareholders. The directors to be elected at the 2013 Annual Meeting will be elected to serve a full three-year term. If the proposal is approved, the directors to be elected at the 2014 Annual Meeting of Shareholders would be elected to serve a two-year term, and the directors to be elected at the 2015 Annual Meeting of Shareholders would be elected to serve a one-year term. At the 2016 Annual Meeting of Shareholders and at each meeting of shareholders thereafter, all directors would be elected annually. Because the declassification process discussed in this proposal would not be complete until the 2016 Annual Meeting of Shareholders, it would not shorten the existing terms of any of our directors, ensuring a smooth transition to annual elections of all of our directors. Under the proposed amendment to the Articles, all directors elected to fill vacancies would hold office for a term expiring at the annual meeting at which the term of the class to which they have been elected expires. The text of the proposed amendment to the Articles is set forth in Appendix A to this Proxy Statement.

The Nominating and Governance Committee and the Board regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company and its shareholders. In its review of our classified board structure, the Board carefully considered the advantages and disadvantages of maintaining a classified board structure. In favor of declassification, the Board noted that declassification would allow our shareholders to evaluate all directors each year and would support the maintenance of corporate governance best practices. The Board also considered that many U.S. public companies have eliminated their classified board structures in recent years in favor of annual elections and that many investors now consider the election of directors to be the primary means for shareholders to influence corporate governance policies and to increase director accountability. In favor of retaining the classified board structure, the Board considered the benefits the Company has received from its classified board, including promoting a long-term perspective on the part of the directors, board continuity and stability and protection against hostile acquisitions and proxy contests.

After carefully weighing these considerations, the Board concluded that the annual election of all directors will both enhance our corporate governance practices and be an effective way to maintain and enhance the accountability of the Board. Accordingly, the Board, upon recommendation of the Nominating and Governance Committee, has determined that it is in the best interests of the Company to eliminate the classified board structure.

The majority of votes cast on this proposal at the Annual Meeting will be required for approval of this proposal. If approved, the amendment to the Articles will become effective upon its filing with the Florida Secretary of State, which we intend to do following the Annual Meeting. If this proposal is not approved, the Board will remain classified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 2.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of Crowe Horwath LLP has been the Company’s independent registered public accounting firm since 2004. Crowe Horwath LLP has been recommended by the Audit Committee and approved by the Board as the Company’s independent registered public accounting firm for 2013. Ratification of the Company’s independent auditors is not required by the Company’s Bylaws or otherwise, but the Board has decided to seek such ratification as a matter of good corporate practice. If the selection of Crowe Horwath LLP is not ratified by the shareholders, the Audit Committee will consider the appointment of a different independent registered public accounting firm.

Representatives of Crowe Horwath will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 3.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of Crowe Horwath LLP has served as the Company’s independent auditors since 2004 and has been approved by the Board to serve as the Company’s independent auditors for the year ending December 31, 2013.

The following table presents the fees paid to Crowe Horwath LLP for the fiscal years ended December 31, 2012 and 2011, all of which were pre-approved by the Audit Committee:

AUDIT FEES	2012	2011
Audit Fees (1)	$190,000	$135,000
Audit Related Fees (2)	56,850	93,601
Tax Fees (3)	50,850	29,575
All Other Fees (4)	73,850	27,801

Total	$371,550	$285,977

(1)	Audit fees consisted of audit work performed in the preparation and review of the Company’s financial statements and for quarterly and annual review of Forms 10-Q and Form 10-K.

(2)

Audit related fees consisted of fees for assurance and related services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes consulting on financial accounting/reporting standards.

(3)	Tax fees consisted principally of assistance related to tax compliance reporting.

(4)	Other fees related to advisory and consulting services for capital raise assistance.

PROPOSAL 4: APPROVAL OF EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Company is seeking a non-binding advisory vote from our shareholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act. This proposal gives our shareholders an opportunity to express their views on the Company’s executive compensation.

The Company’s executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our shareholders. Our executive compensation programs also incorporate a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our shareholders. The Board believes this link between compensation and the achievement of our near-term and longer-term business goals has helped our performance over time and does not encourage excessive risk-taking by management.

The Board encourages you to review carefully the disclosure under “Executive Compensation” in this Proxy Statement, and cast a vote for or against the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to SEC rules in this Proxy Statement, including the compensation tables and narrative discussion under “Executive Compensation,” is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board. However, our Organization and Compensation Committee and Board value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. On this non-binding matter, the affirmative vote of at least a majority of the votes cast at the Annual Meeting is required to approve this Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4.

PROPOSAL 5: FREQUENCY OF THE SAY-ON-PAY VOTE

In accordance with Section 14A of the Exchange Act, we are asking our shareholders, on a non-binding advisory basis, how frequently they would like to cast an advisory vote to approve the compensation of the Company’s executive officers (Say-on-Pay). Shareholders may vote for a frequency of every one, two or three years, or may abstain from voting.

After careful consideration of each of the three options, the Board is recommending an advisory vote be conducted annually so that shareholders may express their views on the Company’s executive compensation each year. The Board of Directors believes that an annual advisory vote on executive compensation will facilitate more immediate feedback on our compensation program and its operations in the context of yearly results. An annual advisory vote is also consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our shareholders as a matter of good corporate governance practice.

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into consideration the outcome of this vote in making a determination about the frequency of future Say-on-Pay votes. As required by the law as currently in effect, the Board will put the frequency issue before the shareholders for a new advisory vote at least once every six years.

On this non-binding matter, a shareholder may vote to set the frequency of the Say-on-Pay vote to occur every one, two or three years, or the shareholder may abstain from voting. The frequency option that receives the highest number of votes will be deemed approved by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR” ON THIS PROPOSAL 5.

SHAREHOLDER PROPOSALS

Under the SEC’s rules, shareholders who wish to include a proposal in the Company’s Proxy Statement and form of proxy relating to the 2014 Annual Meeting of Shareholders should deliver a written copy of their proposal to the Company’s principal executive offices no later than December 3, 2013. Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in the Company’s proxy materials. Shareholders should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the Proxy Statement. Proposals should be directed to Stephen C. Green, President and Chief Executive Officer, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202. To nominate a director at the 2014 Annual Meeting or if you wish to bring any other matter before our 2014 Annual Meeting, you must be a shareholder and deliver written notice to our President and Chief Executive Officer no earlier than January 23, 2014 and no later than February 22, 2014. The specific requirements as to the written notice to be provided in connection with a director nominee or other shareholder proposal are described in our Articles. Also, the written notice requirements regarding shareholder recommendations for director nominees are summarized in the section of this Proxy Statement captioned “Board of Directors, Governance and Committees—Director Nominations.” The Company may solicit proxies in connection with next year’s Annual Meeting of Shareholders that confer discretionary authority to vote on any shareholder proposals of which the Company does not receive notice by February 16, 2014. A copy of our Articles has been filed with the SEC and will be furnished to shareholders without charge upon written request to the Corporate Secretary.

DELIVERY TO SHAREHOLDERS SHARING ADDRESS

We are providing to the Company’s shareholders a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 simultaneously with delivery of this Proxy Statement. You may obtain additional copies of the Proxy Statement or Annual Report on Form 10-K filed with the SEC by writing to Glenna Riesterer, Corporate Secretary, Jacksonville Bancorp, Inc., 100 North Laura Street, Jacksonville, Florida 32202.

We are delivering only one Proxy Statement and Annual Report on Form 10-K to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver upon written or oral request a separate copy of this Proxy Statement or the Annual Report on Form 10-K to a shareholder at a shared address to which a single copy was sent. If you are a shareholder residing at a shared address and would like to request an additional copy of the Proxy Statement or Annual Report on Form 10-K now or with respect to future mailings, or to request to receive only one copy of the Proxy Statement or Annual Report on Form 10-K if you are currently receiving multiple copies, please send your request to the Corporate Secretary at the address noted above or call us at 904-421-3040.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not anticipate that other matters will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

COST OF SOLICITATION

We will bear the cost of solicitation of proxies, including expenses in connection with the preparation and mailing of this Proxy Statement. The Company will solicit primarily through the mail, and its officers, directors and employees may solicit by personal interview, telephone, facsimile or e-mail proxies. These people will not receive additional compensation for such solicitations, but the Company may reimburse them for their reasonable out-of-pocket expenses.

Holders of common stock are requested to vote immediately by telephone, by Internet or by completing, signing and dating the accompanying proxy card and promptly returning it in the enclosed addressed, postage-paid envelope.

Stephen C. Green

President and Chief Executive Officer

APPENDIX A

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

JACKSONVILLE BANCORP, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned Corporation adopts these Articles of Amendment.

FIRST: The name of the Corporation is JACKSONVILLE BANCORP, INC.

SECOND: The Amended and Restated Articles of Incorporation of this Corporation are amended by replacing paragraph 6.02 of Article VI so that, as amended, said paragraph shall read as follows:

“6.02    Election of Directors; Term. At the 2014 Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2016 Annual Meeting of Shareholders. At the 2015 Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2016 Annual Meeting of Shareholders. At the 2016 Annual Meeting of Shareholders, and at each meeting of shareholders thereafter, each director shall be elected for a one-year term expiring at the next Annual Meeting of Shareholders. Each director shall hold office until the expiration of the term for which he or she is elected, and until his or her successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. No decrease in the number of directors shall shorten the term of any incumbent director. Except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, any vacancies created with respect to such a directorship of the directors so elected shall be filled in the manner specified by such series of Preferred Stock.”

THIRD: These Articles of Amendment were duly adopted by the Board of Directors on March 21, 2013.

FOURTH: These Articles of Amendment were approved by the Corporation’s shareholders entitled to vote thereon. The number of votes cast for the Articles of Amendment by the shareholders was sufficient for approval.

Signed on                     , 2013.

JACKSONVILLE BANCORP, INC.

By:
Stephen C. Green, President & CEO

ATTN: VALERIE A. KENDALL P.O. BOX 40466 JACKSONVILLE, FL 32203-0466

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M56321-P35762	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JACKSONVILLE BANCORP, INC.

The Board of Directors recommends you vote “FOR” the following proposals:
1. To elect the following Directors for a three-year term:
Nominees:	For	Against	Abstain	The Board of Directors recommends you vote “1 YEAR” on the following proposal:	1 Year	2 Years	3 Years	Abstain
1a. John W. Rose	☐	☐	☐	5. To approve, on a non-binding advisory basis, the frequency of the Say-on-Pay vote.	☐	☐	☐	☐
1b. Price W. Schwenck	☐	☐	☐
1c. Gary L. Winfield, M.D	☐	☐	☐
2. To amend the Articles of Incorporation to declassify the Board of Directors and provide for the annual election of directors;	☐	☐	☐
3. To ratify the appointment of Crowe Horwath LLP as the Company’s independent auditors for 2013;	☐	☐	☐
4. To approve, on a non-binding advisory basis, the Company’s executive compensation (“Say-on-Pay”); and	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

If you have not voted via the Internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

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M56322-P35762

JACKSONVILLE BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I, the undersigned shareholder of Jacksonville Bancorp, Inc. (the “Company”), Jacksonville, Florida, do hereby nominate, constitute and appoint Valerie A. Kendall and Margaret A. Incandela, or any one or more of them, my true and lawful proxy and attorney(s) with full power of substitution for me and in my name, place and stead, to represent and vote all of the common stock, par value $.01 per share, of the Company, held in my name on its books as of February 28, 2013 at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 2013.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted “FOR” Proposals 1 through 4 and “1 YEAR” on Proposal 5.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of Shareholders.

Continued and to be signed on reverse side